Execution Copy
DELSTAFF, LLC
A Delaware Limited Liability Company
LIMITED LIABILITY COMPANY AGREEMENT
Dated as of February 28, 2007
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS
LIMITED LIABILITY COMPANY AGREEMENT
OF
DELSTAFF, LLC

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Execution Copy
LIMITED LIABILITY COMPANY AGREEMENT
OF
DELSTAFF, LLC
a Delaware Limited Liability Company
     THIS LIMITED LIABILITY COMPANY AGREEMENT of DelStaff, LLC (this “Agreement”), dated as of February 28, 2007 is adopted by, and executed and agreed to, for good and valuable consideration, by the Members and Delstaff, LLC.
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Acquisition” has the meaning given that term in Section 3.1.4.
     “Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
     “Affiliate” of any Person means (i) any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question or (ii) in the case of any Person that is a limited partnership, the partners of such Person shall be deemed, for purposes of Section 11.1 only, to be Affiliates of such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of the voting securities of such Person, by contract or otherwise.
     “Agreement” has the meaning given that term in the introductory paragraph.
     “Alarian Carry Percentage” means 0.50%, until HIG has achieved a 70% IRR after February 28, 2010 or received Distributions equal to at least five times HIG’s aggregate Capital Contributions prior to February 28, 2010, at which point such percentage shall equal 0.75% with respect to HIG’s Distributions thereafter. The Alarian Carry Percentage will not be diluted by any issuances of additional Units to HIG after the date hereof.
     “Approved Sale” has the meaning given that term in Section 11.3.
     “Board” means the Board of Managers of the Company.
     “Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Reg. § I .704-l(b)(2)(iv)(d)-(g).
     “Capital Account” has the meaning given that term in Section 4.1 hereof.

     “Capital Contribution” means the aggregate contribution by a Member to the capital of the Company specified on Schedule A hereto, as amended from time to time in accordance with the terms of this Agreement.
     “Cash Inflows to HIG” means the aggregate distributions of cash, property or securities received by HIG with respect to its Member Interest.
     “Cash Outflows from HIG” means the sum of all cash payments made by HIG with respect to its Member Interest.
     “Certificate” has the meaning given that term in Section 2.1.
     “Class A Holder” means a Member holding Class A Units.
     “Class A Percentage Interest” means, with respect to a Class A Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class A Units owned by such Class A Holder and the denominator of which is the aggregate number of Class A Units owned by all Members.
     “Class A Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class A Units in this Agreement.
     “Class A Yield” means the yield accrued on the Class A Units equal to 10% of the Unreturned Capital of the Class A Units, compounded quarterly.
     “Class B Holder” means a Member holding Class B Units.
     “Class B Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class B Units in this Agreement. Unless otherwise provided herein, all Class B Units including Unvested Class B Units (as defined in the Executive Securities Agreements) shall be treated as issued and outstanding for purposes of this Agreement, including without limitation, all federal, state and local income tax purposes, unless and until any such Class B Units are repurchased by the Company or HIG.
     “Class C Holder” means a Member holding Class C Units.
     “Class C Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class C Units in this Agreement.
     “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
     “Common Units” means, in the aggregate, the Class A Units, Class B Units and Class C Units.

     “Company” means DelStaff, LLC, a Delaware limited liability company.
     “Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).
     “Confidential Information” has the meaning set forth in Section 7.7.
     “Dispose”, “Disposed”, “Disposing” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition (including, without limitation, by operation of law).
     “Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Units, (b) any recapitalization or exchange of Units of the Company, (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or (d) any fees or remuneration paid to any Member in such Member’s capacity as an employee, officer, consultant or other provider of services to the Company.
     “Employment Event” means the employment of Willis as the chief executive officer of WSTF or another position reasonably acceptable to the Company and Willis.
     “Executive” means a Key Person who is a natural person and who is a party to an Executive Securities Agreement with the Company.
     “Executive Securities Agreement” means each of the Executive Securities Agreements, dated as of various dates, by and between the Company and an Executive, as amended, modified and waived from time to time in accordance with its terms, and including any agreements entered into pursuant to Section 3.4.2.
     “Exempt Transfers” has the meaning set forth in Section 11.1.1.
     “Fair Market Value” means, with respect to any asset, its fair market value determined according to ARTICLE XIII.
     “Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.
     “Fiscal Year” of the Company means the calendar year.
     “HIG” means H.I.G. Staffing 2007, Ltd., a Cayman Islands company.
     “Incapacity” or “Incapacitated” means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such person and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

     “Independent Third Party” means any Person who, immediately before the contemplated transaction, does not own in excess of 10% of the Units on a fully-diluted basis (a “10% Owner”), who is not an Affiliate of any such 10% Owner, and who is not a member of any such 10% Owner’s Family Group and who is not a Person who through contract or other arrangements (other than arrangements entered into in connection with the contemplated transactions) would be an Affiliate immediately after the contemplated transaction.
     “Investor Member” means HIG and any of their Permitted Transferees.
     “IRR” means the annual interest rate (compounded annually) which, when used to calculate the net present value as of the date hereof of all Cash Inflows to HIG and all Cash Outflows from HIG, causes such net amount to equal zero.
     “Key Person” has the meaning set forth in Section 3.4.2.
     “Losses” for any period means all items of Company loss, deduction and expense for such period determined according to Section 4.2.
     “Manager” means any Member or other Person hereafter elected as a manager of the Company as provided in this Agreement, who as of the date hereof are John Black, Michael Phillips and Michael Willis, but does not include any Person who has ceased to be a manager of the Company.
     “Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member of the Company.
     “Member Interest” means the interest of a Member in Profits, Losses and Distributions.
     “Member Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation
Section 1.704-2(i).
     “Member Nonrecourse Debt Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i).
     “Member Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulation
Section 1.704-2(i).
     “Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).
     “Permitted Transferees” has the meaning set forth in Section 11.1.2.
     “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.
     “Proceeding” has the meaning set forth in Section 8.2.

     “Profits” for any period means all items of Company income and gain for such period determined according to Section 4.2.
     “Promissory Notes” has the meaning set forth in the Stover SPA.
     “Public Offering” means a sale of Units (or capital stock exchanged for Units) to the public pursuant to an offering registered under the Securities Act.
     “Public Sale” means a sale of Units (or capital stock exchange for Units) to the public pursuant to a Public Offering or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.
     “Representation Event” has the meaning set forth in the Stover SPA.
     “Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) Units of the Company possessing a majority of the voting power of all the Units outstanding (whether by merger, consolidation, sale or transfer of the Company’s equity interests) or (ii) more than 50% of the Fair Market Value of the Company’s assets in one transaction or series of related transactions determined on a consolidated basis. A Public Offering shall not constitute a Sale of the Company.
     “Securities Act” means the United States Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation under the Securities Act shall be deemed to include any corresponding provisions of future law.
     “Stover SPA” means that certain Stock Purchase Agreement, dated as of the date hereof and as amended from time to time, by and among the Company, Robert W. Stover and certain other parties thereto (the “Stover SPA”).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.
     “Tax Matters Member” has the meaning set forth in Section 9.2.

     “Taxable Year” means the Company’s taxable year ending December 31 (or part thereof, in the case of the Company’s last taxable year), or such other year as is determined by the Board in compliance with Section 706 of the Code.
     “Transfer” has the meaning set forth in Section 11.1.1.
     “Transferring Member” has the meaning set forth in Section 11.5.
     “Units” means the units of each Member representing such Member’s Member Interest in the amount as set forth on Schedule A hereto, as amended from time to time in accordance with the terms of this Agreement.
     “Unpaid Yield on Class A Units” means, with respect to the Class A Units, an amount equal to the excess, if any, of (i) the aggregate amount of Class A Yield relating to such Units over (ii) the aggregate amount of prior Distributions made by the Company pursuant to Article 5 which constitutes a payment of Class A Yield.
     “Unreturned Capital” means, with respect to any Unit, as of any date, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made in exchange for or on account of such Unit, over (ii) the aggregate amount of prior Distributions made by the Company that constitute a return of the Capital Contributions therefor pursuant to Section 5.2.
     “Willis” shall mean Michael Willis.
     “Willis Carry Percentage” means, subject to the vesting provisions of an Executive Securities Agreement between the Company, HIG and Willis and the terms of Schedule B, 9.5%; provided that such percentage shall be increased by 5% if either HIG has achieved a 70% IRR after February 28, 2010 or received Distributions equal to at least five times its aggregate Capital Contributions prior to February 28, 2010 with respect to Distributions thereafter. The Willis Carry Percentage will not be diluted by any issuances of additional Units to HIG after the date hereof.
     “WSTF” shall mean Westaff, Inc.
Other terms defined in this Agreement have the meanings so given them.
     1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.
ARTICLE II
ORGANIZATION
     2.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

     2.2 Name. The name of the Company is “DelStaff, LLC,” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Board may select from time to time.
     2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.
     2.4 Purposes. The purposes of the Company are to engage in any business or activity that is not prohibited by the Act or the laws of the jurisdictions in which the Company engages in that business, including the consummation of the transactions set forth in the Stover SPA.
     2.5 Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue in existence until termination and dissolution thereof as determined under ARTICLE XII of this Agreement.
     2.6 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
ARTICLE III
MEMBERSHIP; MEMBER UNITS
     3.1 Members.
     3.1.1 The names, mailing addresses, Capital Contributions and number and class of Units of the Members are set forth in Schedule A, as amended from time to time in accordance with the terms of this Agreement. Each Member shall make its aggregate Capital Contribution to the Company in cash (or by issuance of a promissory note, if so approved by the Board) or in property as and when determined by the Board.
     3.1.2 No Member, as such, shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or by this Agreement. Any Member may, with the approval of the Board, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.
     3.1.3 Each Member shall execute a counterpart of this Agreement, and when a Person is admitted as a new Member by the Board, such Person shall execute a counterpart of this Agreement and such Person shall be listed as a Member on Schedule A with such Member’s name, address, Capital Contribution and number and class of Units.
     3.1.4 In exchange for additional Class A Units and following three days prior written notice, each initial Member shall timely contribute additional cash Capital Contributions pro rata (subject to the following sentence) based on the initial number of Class A Units acquired by each Member on the date hereof to allow the Company to consummate the transactions contemplated by the Stover SPA and satisfy its obligations thereunder, including the payment in full of the Promissory Notes (the “Acquisition”). Notwithstanding the foregoing, (i) each initial Member’s requirement under this Section 3.1.4 shall be proportionately reduced to the extent the obligations under the Stover SPA are otherwise funded by any other debt or equity financings approved by the Board, (ii) HIG’s initial Capital Contribution and required additional Capital Contribution shall not exceed $8,000,000 without its prior written consent (which consent may be withheld for any reason) and (iii) Willis’ initial Capital Contributions and required additional Capital Contributions shall not exceed $500,000 without his prior written consent (which consent may be withheld for any reason). If the Acquisition occurs and HIG fails to reasonably support an Employment Event within six months after the Acquisition, Willis may elect within 30 days after such six month anniversary to have his original Class A Units purchased by HIG for cash in an amount equal to his initial Capital Contribution paid for such Class A Units. The closing of such purchase by HIG, if any, will occur within 30 days after the election by Willis and each party shall deliver all documents and agreements reasonably requested by the other party to effectuate the transaction.
     3.2 Liability of Members.
     3.2.1 Except as otherwise required by applicable law and as explicitly set forth in this Agreement, no Member shall have any personal liability whatever in his, her or its capacity as a Member, whether to the Company, to any of the Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, and therefore, a Member shall be liable only to make his, her or its Capital Contribution to the Company and the other payments provided herein. No Member in his, her or its capacity as a Member shall have any power to represent, act for, sign for or bind the Board, the Managers or the Company, and the Members hereby consent to the exercise by the Board and the Managers of the powers conferred on them by law and this Agreement.
     3.2.2 In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to ARTICLE V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the Managers.
     3.3 Lack of Authority. No Member (other than a Member who is also a Manager or an officer of the Company) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company.
     3.4 Units.
     3.4.1 Rights of Units Voting. The Units issued hereunder shall not be certificated unless otherwise determined by the Board. Each Member’s interest in the Company, including such Member’s interest in income, gains, losses, deductions and expenses of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by such Member. The ownership of Units shall entitle each Member to allocations of Profit and Loss and other items and distributions of cash and other property as set forth in ARTICLE V hereof. Each Class A Unit shall entitle the Member owning such Unit to one vote on any matter voted on by Members as provided in this Agreement or as required by applicable law and the Class B Units and Class C Units shall not be entitled to vote on any matters, except as required by applicable law. Upon receipt of each Member’s Capital Contribution set forth opposite his, her or its name on Schedule A, such Member shall be deemed to own the number and class of Units set forth opposite his, her or its name on Schedule A.
     3.4.2 Executive Securities Agreements. From time to time on or after the date hereof, the Board may approve the issuance of Class A Units and Class B Units to any employee, manager, director, officer, consultant or similar service provider (each, a “Key Person”) of the Company or its Subsidiaries pursuant to an Executive Securities Agreement (at a price determined by the Board). The Board shall have sole and complete power and discretion as to (x) which Key Person shall be offered Class A Units and Class B Units, (y) the number of Class A Units and Class B Units to be offered and issued to each such Key Person and (z) the purchase price therefore, and shall amend Schedule A to reflect such issuances. In connection with any issuance of Class A Units and Class B Units to an Key Person hereunder, (i) such Key Person shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such other documents and instruments to effect such purchase as are required by the Board (including, without limitation, an Executive Securities Agreement and any other document or instrument contemplated hereby or thereby) and (ii) such Key Person shall in exchange for such Class A Units make a Capital Contribution to the Company in an amount to be determined by the Board.

     3.5 Issuance of Additional Units and Interests. The Board shall have the right to cause the Company to issue or sell to Members, affiliates of Members or other Persons: (i) additional Units or other interests in the Company (including other classes or series thereof having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company. Upon the acquisition of any Units or other interests in the Company by a Person who is not a Member, to the extent permitted hereunder such Person shall execute and deliver a counterpart of this Agreement and shall become a Member hereunder, and Schedule A hereto shall be amended to reflect such issuance and new Member.
     3.6 Issuance of Units on the date hereof.
     3.6.1 Authorization, Purchase and Sale of the Units. On the date hereof, the Board has authorized the issuance and sale to the Members of the type and number of Units set forth opposite their name on Schedule A. On the date hereof, the Company shall sell to the Members and the Members shall purchase from the Company, the type and number of Units set forth on Schedule A for an aggregate payment per Member in the amount set forth under the heading “Capital Contribution” on Schedule A by wire transfer of immediately available funds to the account designated by the Company.
     3.6.2 Members Investment Representations. Each Member hereby represents (i) that it is acquiring the Units purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws, (ii) that it is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations, (iii) it has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Units and has had full access to such other information concerning the Company as it has requested and it has not been induced to agree to execute this Agreement by any statement, act or representation of any kind or character by anyone, except as contained herein, (iv) it has reviewed, has had an opportunity to review or is already a party to, and has full knowledge of the terms of, the equity, financing and other agreements and financial information regarding the Company requested by such Member, (v) that this Agreement and each of the other agreements contemplated hereby constitutes (or will constitute) the legal, valid and binding obligation of each Member, enforceable in accordance with its terms and (vi) that the execution, delivery and performance of this Agreement by such Member does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Member is subject.
     3.6.3 Acknowledgements. Each Member understands that the Units it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Member represents that it is familiar with SEC

Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. SUCH MEMBER UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN THE UNITS INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF ITS INVESTMENT. Such Member understands that the Units have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Member will not be able to resell or otherwise transfer its Units unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available and in each case, subject to the terms of this Agreement.
ARTICLE IV
CAPITAL ACCOUNTS
     4.1 Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Member. The Capital Account of each Member shall consist of his, her or its initial Capital Contribution and shall be (a) increased by (i) any additional Capital Contributions made by such Member pursuant to the terms of this Agreement and (ii) such Member’s share of Profits allocated to such Member pursuant to ARTICLE V, (b) decreased by (i) such Member’s share of Losses allocated to such Member pursuant to ARTICLE V and (ii) any Distributions to such Member of cash or the Fair Market Value of any other property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member and (c) adjusted as otherwise required by the Code and the regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.
     4.2 Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss, deduction or expense to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:
     (a) any income that is exempt from Federal income tax shall be added to such taxable income or losses;
     (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or losses;
     (c) if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) (in connection with a distribution of such property) or 1.704(b)(2)(iv)(f) (in connection with a revaluation of Capital Accounts), then the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;
     (d) if property that is reflected on the books of the Company has a Book Value that differs from the adjusted tax basis of such property, then depreciation, amortization and gain or loss with respect to such property shall be determined by reference to such Book Value; and
     (e) the computation of all items of income, gain, loss, deduction and expense shall be made without regard to any election pursuant to Section 754 of the Code that may be made by the Company, unless the adjustment to basis of Company property pursuant to such election is reflected in Capital Accounts pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m).
     4.3 Negative Capital Accounts. No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.
     4.4 Company Capital. No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (i) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to ARTICLE XII hereof or pursuant to any other applicable provision hereof or (ii) to cause a partition of the Company’s assets.
     4.5 Adjustments to Book Value. The Board may adjust the Book Value of its assets to fair market value in accordance with Treasury Regulation Section l.704-l(b)(2)(iv)(f) as of the following times: (a) immediately prior to the issuance of Units in the Company; (b) in connection with the Distribution by the Company to a Member of more than a de minimis amount of Company assets, including cash, if as a result of such Distribution, such Member’s interest in the Company is reduced; (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(ii)(g); and (d) immediately prior to the incorporation of the Company in connection with a Public Offering. Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members under Section 5.3 (determined immediately prior to the issuance of the new Units or the distribution of assets in an ownership reduction transaction).
ARTICLE V
DISTRIBUTIONS; ALLOCATIONS OF
PROFITS AND LOSSES
     5.1 Generally. Subject to the provision of Section 18-607 of the Act and Sections 5.2 and 5.6 of this Agreement, the Board shall have sole discretion regarding the amounts and timing of distributions to Members, in each case subject to the retention of, or payment to third parties of, such funds or reserves as it deems reasonably necessary with respect to the reasonable anticipated business needs of the Company which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company obligations, including the payment of any management or administrative fees and expenses or any other obligations.
     5.2 Distributions. Subject to Section 5.6, Distributions shall be made when and as declared by the Board to the Members in the following order and priority:
     5.2.1 First, to the Class A Holders, an amount equal to the aggregate Unpaid Yield on their Class A Units (in the proportion that each such holder’s share of Unpaid Yield on their Class A Units bears to the aggregate Unpaid Yield on all of the Class A Units) until each such Class A Holder has received Distributions with respect to their Class A Units pursuant to this Section 5.2.1 in an amount equal to the aggregate Unpaid Yield on Class A Units on such Class A Units as of the time of such Distribution, and no Distribution or any portion thereof shall be made under Sections 5.2.2 through 5.2.4 below until the entire amount of the Unpaid Yield on Class A Units with respect to the Class A Units outstanding immediately prior to such Distribution has been paid in full;
     5.2.2 Second, to the Class A Holders, an amount equal to the aggregate Unreturned Capital with respect to their Class A Units outstanding immediately prior to such Distribution (in the proportion that each such holder’s share of Unreturned Capital with respect to its Class A Units outstanding immediately prior to such Distribution bears to the aggregate Unreturned Capital with respect to all Class A Units outstanding immediately prior to such Distribution) until each such holder has received Distributions with respect to its Class A Units pursuant to this Section 5.2.2 in an amount equal to the aggregate Unreturned Capital with respect to its Class A Units outstanding immediately prior to such Distribution, and no Distribution or any portion thereof shall be made under Sections 5.2.3 through 5.2.4 below until the entire amount of the Unreturned Capital with respect to the Class A Units outstanding immediately prior to such Distribution has been paid in full;
     5.2.3 Third, to the Class B Holder, an amount until such holder shall have received in the aggregate an amount equal to the Willlis Carry Percentage of the amount distributed to HIG pursuant to Section 5.2.1; and
     5.2.4 Fourth, to each holder of Class A Units, an amount equal to (i) the remainder of the aggregate amount to be Distributed multiplied by (ii) such holder’s Class A Percentage Interest; provided that the Willis Carry Percentage of any amount otherwise to be distributed to HIG with respect to its Class A Units shall be distributed to the Class B Holder with respect to the Class B Units; provided further that the Alarian Carry Percentage of any amount otherwise to be distributed to HIG with respect to its Class A Units (prior to the application of the immediately preceding proviso) shall be distributed to the Class C Holder with respect to the Class C Units.
     5.2.5 At any time, and from time to time, the Company may distribute to its Members securities or other property held by the Company; provided that any such distribution shall not satisfy any of the Company’s obligations pursuant to Section 5.6. In any distribution pursuant to this Section 5.2.5, the property so distributed will be distributed among the Members in the same proportions as cash equal to the Fair Market Value of such property would be distributed among the Members pursuant to Sections 5.2.1 through 5.2.4. The Board may require as a condition to the distribution of securities hereunder that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all U.S. federal and state securities laws which apply to such distribution and any further transfer of the distributed securities, and may appropriately legend the certificates which represent such securities to reflect any restriction on transfer with respect to such laws.
     5.3 Allocation of Profits and Losses. For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 5.4 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 5.4) shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (i) the amount which would be distributed to such Member, determined as if the Company were to liquidate all of its assets for the Book Value thereof and distribute the proceeds thereof pursuant to Section 12.2 hereof, minus (ii) the sum of (A) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d) and (g)(3)) and Member Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)) and (B) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year.
     5.4 Special Allocations. Notwithstanding the provisions of Section 5.3:
     (a) Nonrecourse Deductions shall be allocated to the Members, pro rata in proportion to their Percentage Interests. If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).

This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirements in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     (d) The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.
     5.5 Amounts Withheld. All amounts withheld pursuant to Section 14.10 from any distribution to a Member shall be treated as amounts distributed to such Member pursuant to this ARTICLE V for all purposes under this Agreement.
     5.6 Tax Distributions. The Board shall, subject to applicable covenants and restrictions contained in the Company’s loan agreements, cause the Company to distribute to the Members with respect to each Fiscal Year of the Company an amount of cash which in the good faith judgment of the Board equals (i) the amount of taxable income, if any, allocable to the Members in respect of such Fiscal Year, multiplied by (ii) the combined maximum federal, applicable state and local income tax rate (such rates being calculated at the highest rates without regard to such Member being an individual or corporate Member) to be applied with respect to such taxable income for any Member, with such distribution to be made to the Members in the same proportions that taxable income was allocated to the Members during such Fiscal Year. Any distribution to a Member pursuant to this Section 5.6 which exceeds the amount that would have been distributed to such Member had the amount distributed pursuant to this Section 5.6 been distributed pursuant to Section 5.2 shall be treated as an advance distribution under Section 5.2 and shall be offset against subsequent distributions that such Member would otherwise be entitled to receive pursuant to Section 5.2. Such distributions may be made on a quarterly or other basis as shall be determined by the Board in its sole discretion.
     5.7 Tax Allocations: Code Section 704(c).

     5.7.1 The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members so as to reflect as nearly as possible the allocations set forth herein in computing their Capital Accounts.
     5.7.2 In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution in accordance with the “traditional method” described in Section 1.704-3(b) of the Treasury Regulations.
     5.7.3 If the Book Value of any Company asset is adjusted pursuant to Section 4.5, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
     5.7.4 Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 5.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or Distributions pursuant to any provisions of this Agreement.
5.8 Election for Profits Interest.
     5.8.1 By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Tax Matters Member is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the IRS Notice. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice, including, without limitation, the requirement that each Member shall prepare and file any U.S. federal income tax returns such Member is required to file reporting the income tax effects of each “Safe Harbor Partnership Interest” issued by the Company in a manner consistent with the requirements of the IRS Notice. A Member’s obligations to comply with the requirements of this Section 5.8 shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 5.8, the Company shall be treated as continuing in existence. Each Member authorizes the Tax Matters Member to amend this Section 5.8 to the extent necessary to achieve similar tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the IRS Notice (e.g., to reflect changes from the rules set forth in the IRS Notice in subsequent U.S. Department of Treasury or Internal Revenue Service guidance).
     5.8.2 In the event of forfeiture of any Class B Units, the Company shall conform to requirements of the Treasury Regulations with respect to allocations of Profits and Losses.
ARTICLE VI
BOARD OF MANAGERS
6.1 Management by the Managers.
     6.1.1 Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, and subject to the provisions of Section 6.2, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers and (ii) the Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:
     (a) entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;
     (b) maintaining the assets of the Company in good order;
     (c) collecting sums due the Company;
     (d) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;
     (e) to the extent that funds of the Company are available therefore, paying debts and obligations of the Company;
     (f) acquiring, utilizing for Company purposes and disposing of any asset of the Company;

     (g) hiring and employing officers and employees;
     (h) selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;
     (i) borrowing money or otherwise committing the credit of the Company for its activities and voluntary prepayments or extensions of debt;
     (j) obtaining insurance for the Company;
     (k) establishing reserves for commitments and obligations (contingent or otherwise) of the Company;
     (l) determining distributions of Company cash and other property as provided in ARTICLE V;
     (m) filing a petition under the federal bankruptcy laws or under any other receivership, insolvency or reorganization laws;
     (n) making all decisions for any Subsidiary which are to be made by such Subsidiaries’ stockholders or members, as applicable.
     6.1.2 Notwithstanding the provisions of Section 6.1.1, the Managers may not cause the Company to sell, lease, exchange or otherwise Dispose of (other than by way of a grant of a security interest, pledge, mortgage, deed of trust or trust indenture) all or substantially all the Company’s property and assets (with or without goodwill), without obtaining the consent of the Members holding a majority of the Class A Units.
6.2 Actions by the Managers; Committees; Delegation of Authority and Duties.
     6.2.1 In managing the business and affairs of the Company and exercising their powers, the Managers shall be members of and shall act as a Board. The Board may act (i) through meetings and written consents pursuant to Sections 6.3 and 6.4 and, (ii) through committees pursuant to Section 6.2.2 and (iii) through any Manager to whom authority and duties have been delegated pursuant to Section 6.2.3.
     6.2.2 The Board may, from time to time, designate one or more committees, a majority of each of which shall be comprised of Managers. Any such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board. At every meeting of any such committee, the presence of a majority of all the Managers thereof shall constitute a quorum, and the affirmative vote of a majority of the Managers present at a meeting of any committee at which a quorum is present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time.
     6.2.3 The Board may, from time to time, delegate to one or more Persons (including any Manager or officer of the Company) such authority and duties as the Board may deem advisable. In addition, the Board may assign titles (including, without limitation, chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any Managers or other individuals and delegate to such Managers or other individuals certain authority and duties. Any number of titles may be held by the same Manager or other individual. Any delegation pursuant to this Section 6.2.3 may be revoked at any time by the Board.
     6.3 Board Meetings.
     6.3.1 A majority of the total number of Managers fixed by, or in the manner provided in, this Agreement shall constitute a quorum for the transaction of business of the Board, and except as otherwise provided in this Agreement, the act of a majority of the Managers present at a meeting of the Board at which a quorum is present shall be the act of the Managers. A Manager who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.
     6.3.2 Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     6.3.3 In connection with any meeting of Members at which Managers are elected, the Managers may, if a quorum is present, hold a first meeting for the transaction of business immediately after and at the same place as such meeting of the Members.
     6.3.4 Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Managers. Five days advance notice of such meetings shall be required to be sent to all Managers.
     6.3.5 Except with respect to emergency meetings of the Board for which notice will not be required, special meetings of the Board may be called by any two Managers on at least 24 hours’ notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.
     6.4 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Managers or members of such committee representing a majority of the voting power of the Board or such committee, as the case may be.

Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be. Subject to the requirements of the Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Managers or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     6.5 Number and Term of Office. The Members holding a majority of the Class A Units outstanding shall determine the size of the Board and elect all members to the Board, provided that the initial number of Managers and members of the Board shall be three, each of whom shall serve as a Manager until his or her resignation, death or removal pursuant to this Section 6.5. Each Manager may be removed from the Board, with or without cause, (i) at the written request of the Members holding a majority of the Class A Units or (ii) if applicable, upon the termination of such Manager’s employment with the Company or any of its Subsidiaries; provided that Willis shall remain a Manager (subject to his earlier resignation, death or removal for cause) until the later of: (A) six months after the consummation of the Acquisition if the Employment Event has not occurred prior to such six month anniversary date and (B) the date Willis is no longer an officer of WSTF if an Employment Event occurs prior to such six month anniversary date. The Board may cause the composition of the board of directors or board of managers, as the case may be, of each of the Company’s Subsidiaries to be identical to the composition of the Board.
     6.6 Vacancies; Resignation. Any Manager position to be filled by reason of an increase in the number of Managers, a vacancy or by any other reason shall be filled by the affirmative vote of the Members holding a majority of the Class A Units outstanding. If the Members eligible to designate a Manager pursuant to the terms of this Section 6.6 fail to so designate, the vacancy shall remain vacant until the Members which failed to designate such Manager elects to fill such vacancy. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the remaining Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
     6.7 Approval or Ratification of Acts or Contracts by Members. Any Member in its discretion may submit any act or contract for approval or ratification at any meeting of the Board, and any act or contract that shall be approved or be ratified by the Board shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.
     6.8 Officers.

     6.8.1 The Board may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such officer by the Board or (ii) any delegation of authority and duties made to one or more Managers pursuant to Section 6.2.3. Each officer shall hold office until his or her successor shall be duly designated by the Board or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board.
     6.8.2 Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board or any Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the Company shall be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.
ARTICLE VII
MEETINGS OF MEMBERS
7.1 Member Meetings.
     7.1.1 A quorum shall be present at a meeting of Members if the Members holding a majority of the Common Units entitled to vote are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of all Members entitled to vote is required by the Act, the affirmative vote of the Members holding a majority of the Common Units entitled to vote at a meeting of Members at which a quorum is present shall be the act of the Members.
     7.1.2 All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 7.5.

     7.1.3 Notwithstanding the other provisions of this Agreement or the Certificate, the Members holding a majority of the Common Units entitled to vote shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the Members holding a majority of the Units. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.
     7.1.4 Meetings of the Members for any proper purpose or purposes may be called at any time by the Board or the Members holding a majority of the Common Units entitled to vote of all Members. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a meeting is the date any Member first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a meeting of the Members.
     7.1.5 Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Board or the Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at its address provided for in Section 14.2, with postage thereon prepaid.
     7.1.6 The date on which notice of a meeting of Members is mailed or the date on which the resolution of the Managers declaring a Distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof) or the Members entitled to receive such Distribution.
     7.2 Voting List. The Board shall make, at least five days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof arranged in alphabetical order, with the address of and the Common Units held by each, which list, for a period of five days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the entire time of the meeting. The original membership records shall be prima facie evidence as to who are the Members entitled to examine such list or transfer records or to vote at any meeting of Members. Failure to comply with the requirements of this Section 7.2 shall not affect the validity of any action taken at the meeting.
     7.3 Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A telegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 7.3. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Board, before or at the time of the meeting or execution of the written consent as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Board, who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Common Units that are the subject of such proxy are to be voted with respect to such issue.
     7.4 Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting, who shall be one of the Managers (or a representative thereof). The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.
     7.5 Action by Written Consent or Telephone Conference.
     7.5.1 Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member or Members holding not less than the minimum percentages of Units of each class of Units that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.
     7.5.2 Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     7.6 Investment Opportunities and Conflicts of Interest.
     7.6.1 Willis and each Executive (so long as such Executive is an employee or representative of the Company) shall, and shall cause each of his or her Affiliates to,

bring all investment or business opportunities to the Company of which any of the foregoing become aware and (i) which he or she believes are, or may be, within the scope and investment objectives related to the operation of the Company or any of its Subsidiaries or (ii) which they would be required to bring under the Delaware General Corporation Law if (a) such Executive was a director of the Company or any of its Subsidiaries and (b) the Company and each of its Subsidiaries were Delaware corporations. The Members expressly acknowledge that, subject to the provisions of Section 7.7, (i) due to the nature of the business of the Investor Members that they are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in businesses that compete with the Company or any of its Subsidiaries (an “Other Business”), (ii) the Investor Members have and may develop a strategic relationship with businesses that are and may be competitive or complementary with the business of the Company or any of its Subsidiaries, (iii) none of the Investor Members will be prohibited by virtue of their investments in the Company or any of its Subsidiaries or their representatives’ service or the service of their officers, employees or agents as a Manager from pursuing and engaging in any such activities, (iv) the other Members will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Investor Members, and (v) the involvement of the Investor Members in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, its Members or any of their respective Affiliates or Subsidiaries.
     7.6.2 Each of the initial Members agree that until the earlier of: (a) the consummation of the Acquisition or (b) the termination of the Stover SPA, no such Member will, directly, or indirectly, (i) work with any other person to evaluate the Acquisition or accept employment with, invest in or otherwise receive any compensation with any Person relating to the Acquisition (or any successor or affiliate thereof) or WSTF, (ii) discuss independently or with any other party, or participate as an equity owner, employee or service provider in, any competing transaction involving the possible acquisition of all or any portion of WSTF or (iii) become employed by, or otherwise render services relating to the Acquisition or WSTF with, any Person or any Affiliate thereof that is pursuing the Acquisition or WSTF. In addition, and (A) until such time as the Company owns less than 25% of the outstanding common stock of WSTF and (B) only if an Employment Event has occurred within six months after the date hereof, Willis will not work with any other private equity, hedge, venture or similar investment company relating to any investment that is in a competitive business with WSTF, nor invest in, be employed by, consult for or otherwise receive any compensation from any Persons in any business that is competitive business with WSTF, except for the passive and non-controlling investments of Willis disclosed to the Company as long as such investments remain passive and non-controlling investments. Notwithstanding the foregoing and if an Employment Event occurs, the immediately prior sentence shall be limited to (A) the term of Willis’ employment with the WSTF and one year after the termination thereof if such termination is “without cause” (as defined in an employment agreement between Willis and WSTF (if any)) or similar occurrence and (B) the commercial, administrative and light industrial staffing industries.

     7.7 Confidentiality. Each Member recognizes and acknowledges that he, she or it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries, including but not limited to confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”). Each Member (on his, her or its behalf and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law: its directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) as part of such Member’s normal reporting or review procedure, or in connection with such Member’s or such Member’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) Affiliates, auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates; provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 7.7 or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that in the event that any Member reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 7.7, such Member will (a) provide the Board with prompt notice before such disclosure so that the Board may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the Board or its designee in attempting to obtain such order or assurance. For purposes of this Section 7.7, “Confidential Information” shall not include any information which (x) such Person learns from a source other than the Company or its Subsidiaries, who is not known by such Person to be bound by a confidentiality obligation, or (y) is disclosed in a prospectus or other document for dissemination, or otherwise generally available, to the public. Nothing in this Section 7.7 shall in any way limit or otherwise modify any confidentiality covenants entered into by the Executives pursuant to any agreement between such Executive and the Company or any of its Subsidiaries.
ARTICLE VIII
EXCULPATION AND INDEMNIFICATION
     8.1 Exculpation. No Manager shall be liable to any other Manager, the Company or to any Member for any loss suffered by the Company unless such loss is caused by the Manager’s gross negligence, willful misconduct or violation of law. The Managers shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, violation of law or material breach of this Agreement. Any Manager may consult with counsel and accountants and any member, manager, officer, employee or committee of the Company or other professional expert in respect of Company affairs, and provided that the choice of such person with whom the Manager consulted did not constitute gross negligence and the Manager acts in good faith reliance upon the advice or opinion of such counsel or accountants or other persons, the Manager shall not be liable for any loss suffered by the Company in reliance thereon.
     8.2 Right to Indemnification. Subject to the limitations and conditions as provided in this ARTICLE VIII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager or officer of the Company or while a Manager or officer of the Company is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this ARTICLE VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this ARTICLE VIII shall be deemed contract rights, and no amendment, modification or repeal of this ARTICLE VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this ARTICLE VIII could involve indemnification for negligence or under theories of strict liability.
     8.3 Advance Payment. The right to indemnification conferred in this ARTICLE VIII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 8.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this ARTICLE VIII or otherwise.
     8.4 Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not Managers or officers of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it may indemnify and advance expenses to Managers and officers under this ARTICLE VIII.
     8.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which a Manager, officer or other Person indemnified pursuant to Section 8.4 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of Members or disinterested Managers or otherwise.
     8.6 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this ARTICLE VIII.
     8.7 Savings Clause. If this ARTICLE VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this ARTICLE VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE IX
TAXES
     9.1 Tax Returns. The Board shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any elections the Board may deem appropriate and in the best interests of the Members. Each Member shall furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.
     9.2 Tax Matters Member. Unless and until the Members shall otherwise unanimously agree, HIG shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”).

     (i) The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Board deems necessary or advisable.
     (ii) The Tax Matters Member may, in its sole discretion, make or revoke any election under the Code or the Treasury Regulations issued thereunder (including for this purpose any new or amended Treasury Regulations issued after the date of formation of the Company).
     (iii) Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Members in connection with the operations of the Company.
     (iv) The provisions of this Section 9.2 shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members.
     9.3 Tax Reports. The Company shall provide to each Member within 75 days after the end of each Taxable Year, the Company’s tax return and form K-1 for such Taxable Year, and such other information as may be necessary for the preparation of each such Member’s United States federal and state income tax returns.
ARTICLE X
BOOKS, REPORTS AND COMPANY FUNDS
     10.1 Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members, the Board, its Managers and each committee of the Managers. The Fiscal Year shall be the accounting year of the Company.
     10.2 Reports. On or before the 120th day following the end of each Fiscal Year during the term of the Company, the Managers shall cause each Member to be furnished with a balance sheet, an income statement and a statement of changes in Members’ capital of the Company for, or as of the end of, that year certified by a recognized firm of certified public accountants. These financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied (except as therein noted) and shall be accompanied by a report of the certified public accountants. The Board also may cause to be prepared or delivered such other reports as it may deem appropriate. The Company shall bear the costs of all these reports. Except as otherwise provided in this Section 10.2, each Member hereby waives any and all rights under the Act entitling such Member to additional information from the Company (including pursuant to Section 18-305 of the Act).
ARTICLE XI
TRANSFERS
     11.1 Assignment by Members.
     11.1.1 Except in connection with (i) an Approved Sale, (ii) a Public Sale, (iii) a sale to HIG or the Company pursuant to an Executive Securities Agreement, (iv) a Transfer by HIG to a Key Person of the Company or its Subsidiaries, (v) a Transfer contemplated by Section 11.4 below or (vi) a sale pursuant to Section 11.5 below (collectively, “Exempt Transfers”), no Member shall sell, pledge, assign or transfer, or offer to sell, pledge, assign or transfer or otherwise Dispose of (a “Transfer”) all or any part of such Member’s Units or other interests in the Company (whether voluntarily or involuntarily) without the prior consent of the Board, which consent may be withheld in the sole discretion of the Board.
     11.1.2 The restrictions set forth in Section 11.1.1 shall not apply with respect to any Transfer of Units by any Member among its Affiliates or Family Group (collectively, the “Permitted Transferees”); provided that the restrictions contained in Section 11.1.1 shall continue to apply to such Units after any such Transfer; and provided further that the transferees of such Units have agreed in writing to be bound by the provisions of this Agreement affecting the Units so transferred and a copy of such writing is delivered to the Company; and provided further that a Member who is an individual may transfer no more than 50% in the aggregate of each class of Units originally acquired by such individual to his Affiliates or Family Group.
     11.1.3 In connection with the Transfer of any Units (other than an Exempt Transfer and Transfers described in Section 11.1.2, the Member holding such Units shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel, which (to the Board’s reasonable satisfaction) is knowledgeable in securities law matters, to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act. A Member shall not Transfer any Units until the proposed transferee has agreed in writing to be bound by the conditions set forth in this Section 11.1.
     11.2 Void Assignment. Any Transfer by any Member of any Units or other interests in the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No purported assignee shall have any right to any Profits, Losses or Distributions of the Company.
     11.3 Sale of the Company.

     11.3.1 If the Board and the Members holding a majority of the Class A Units approve a Sale of the Company (an “Approved Sale”) and deliver written notice to each Member invoking the provisions of this Section 11.3 regarding an Approved Sale, each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) a sale of Units, each Member shall agree to sell all of his, her or its Units and/or rights to acquire Units on the terms and conditions approved by the Board and the Members holding a majority of the Class A Units then outstanding. Each Member shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company.
     11.3.2 The obligations of the Members with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each Member holding each class of Units shall receive the consideration as set forth in Section 11.3.3 below; (ii) if any Members holding a class of Units are given an option as to the form and amount of consideration to be received, each Member holding such class of Units shall be given the same option (and, in the event there is an insufficient amount of one of the forms of the consideration available as a result of the aggregate elections of the Members, such form of consideration shall be allocated among the Members pro rata in proportion to the amount of such consideration so elected by each Member); and (iii) each holder of then currently exercisable rights to acquire Units shall be given an opportunity to either (a) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a Member or (b) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per Unit received by Members holding such class of Units in connection with the Approved Sale less the exercise price per Unit of such class of Units of such rights to acquire such class of Units by (2) the number of Units of such class of Units represented by such rights.
     11.3.3 In the event of a sale or exchange by the Members holding all or substantially all of the Units (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), each Member shall receive in exchange for the Units held by such Member the same portion of the aggregate consideration from such sale or exchange that such Member would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 12.2. Each Member shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.
     11.4 Initial Public Offering. In the event that the Board and the Members holding a majority of the Class A Units then outstanding approve a Public Offering, the Company will be reorganized into a corporation and the Members shall take all necessary or desirable actions in connection with the consummation of the Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the structure of the Company or its Units would adversely affect the marketability of the offering, each Member holding each class of Units shall consent to and vote for a recapitalization, reorganization and/or exchange of each class of the Units into capital stock of other securities that the managing underwriters, the Board and holders of a majority of the Class A Units then outstanding find acceptable and shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in this Agreement as in effect immediately prior to such Public Offering.
     11.5 Participation Rights. At least 45 days prior to any Transfer of Class A Units by an Investor Member (other than pursuant to Section 11.1.2, a Sale of the Company, a Public Sale, a Transfer contemplated by Section 11.4 or to an employee of the Company or its Subsidiaries), the Investor Member (the “Transferring Member”) shall deliver a written notice (the “Sale Notice”) to the Company and the other Members (the “Other Members”), specifying in reasonable detail the identity of the prospective transferee(s), the number of Class A Units to be transferred and the terms and conditions of the Transfer. The Other Members may elect to participate in the contemplated Transfer on the same terms and conditions by delivering written notice to the Transferring Member within 45 days after delivery of the Sale Notice. If any Other Members elect to participate in such Transfer, each of the Transferring Member and such Other Members shall be entitled to sell in the contemplated Transfer, on the same terms and conditions, a number of Class A Units equal to the product of (i) the quotient obtained by dividing the percentage of Class A Units owned by such Person by the sum of the percentage of Class A Units owned by the Transferring Member and the Other Members participating in such sale and (ii) the number of Class A Units to be sold in the contemplated Transfer.
For example, if the Sale Notice contemplated a sale of 100 Class A Units by the Transferring Member, and if the Transferring Member owns 30% of all Class A Units, and if one Other Member elects to participate and owns 20% of all Class A Units, the Transferring Member would be entitled to sell 60 Class A Units (30% ÷ 50% x 100 Units) and the Other Member would be entitled to sell 40 Class A Units (20% ÷ 50% x 100 Units).
Each Transferring Member shall use reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Member(s) in any contemplated Transfer, and no Transferring Member shall transfer any of his, her or its Class A Units to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Other Member(s). Each Member transferring Class A Units pursuant to this Section 11.5 shall pay his, her or its pro rata share (based on the number of Class A Units to be sold) of the expenses incurred by the Members in connection with such transfer and shall be obligated to join on a pro rata basis (based on the number of Class A Units to be sold) in any indemnification or other obligations that the Transferring Member agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Class A Units); provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer.

In the event of such Transfer, each Member shall receive in exchange for the Units held by such Member the same portion of the aggregate consideration from such sale or exchange that such Member would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 12.2 (without taking into account any reductions for Distributions to Units). Each Member shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Transferring Member.
     11.6 Substituted Member.
     11.6.1 An assignee of any Units or other interests in the Company of a Member, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if and only if the assignor gives the assignee such right and the Board has granted its prior written consent to such assignment and substitution, which consent may be withheld in the sole discretion of the Board.
     11.6.2 The Company and the Managers shall be entitled to treat the record owner of any Units or other interest in the Company as the absolute owner thereof and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Units or other interest in the Company, which assignment is permitted pursuant to the terms and conditions of Section 11.1 hereof, has been received and accepted by the Board and recorded on the books of the Company.
     11.6.3 Upon the admission of a substituted Member, Schedule A attached hereto shall be amended to reflect the name, address and number and class of Units and other interests in the Company of such substituted Member and to eliminate the name and address of and other information relating to the assigning Member with regard to the assigned Units and other interests in the Company.
     11.7 Effect of Assignment.
     11.7.1 Any Member who shall assign any Units or other interest in the Company shall cease to be a Member of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest.
     11.7.2 Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.
     11.8 Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated

Member shall be deemed to be the assignee of such Member’s Units or other interests in the Company and may, subject to Section 11.1, become a substituted Member upon the terms and conditions set forth in Section 11.6.
ARTICLE XII
DISSOLUTION, LIQUIDATION AND TERMINATION
     12.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:
     (a) the written consent of the Members holding a majority of the Common Units; and
     (b) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.
     12.2 Liquidation and Termination. On dissolution of the Company, the Board shall act as the liquidator or may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:
     (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
     (b) the liquidator shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;
     (c) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof;
     (d) the liquidator shall make reasonable provision to pay all contingent, conditional or unmatured contractual claims known to the Company;

     (e) the liquidator shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party;
     (f) the liquidator shall make such provision as will be reasonably likely to be sufficient for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company after the date of dissolution; and
     (g) all remaining assets of the Company shall be distributed to the Members in accordance with Section 5.2 by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).
All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall be allocated to the distributees pursuant to this Section 12.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
     12.3 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.
     12.4 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, and take such other actions as may be necessary to terminate the Company.
ARTICLE XIII
VALUATION
     13.1 Valuation of Units or Other Assets. The “Fair Market Value” of any Unit or any other asset or security shall mean the fair market value thereof as of the date of valuation as determined by the Board in its good faith judgment taking into account all relevant factors determinative of value.
ARTICLE XIV
GENERAL PROVISIONS
     14.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that such Member owes to the Company may be deducted from that sum before payment.
     14.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given under this Agreement is effective on receipt by the Person to whom it was sent. All notices, requests, and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule A, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Board must be given to the Board at the following address:

DelStaff, LLC
c/o H.I.G. Capital, L.L.C.
811 Boylston Avenue, 11th Floor
Boston, MA 02116
Telephone: (617) 262-8455
Telecopy: (617) 262-1505
Attn: John Black
Michael Phillips
Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     14.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.
     14.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

     14.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Board and executed and agreed to by the Members holding a majority of the Common Units; provided, however, that (i) an amendment or modification reducing materially and disproportionately a Member’s Units or other interest in Profits or Losses or in Distributions or rights hereunder or which increases a Member’s Capital Contribution or materially and adversely affects a Member’s obligations, is effective only with that Member’s consent and (ii) an amendment or modification reducing the required interest for any consent or vote in this Agreement is effective only with the consent or vote of Members having the interest theretofore required.
     14.6 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.
     14.7 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.
     14.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.
     14.9 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company or, except as otherwise provided in Section 10.2, for any rights to information from the Company provided under Section 18-305 of the Act.
     14.10 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including, without limitation, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Member, and, at the option of the Board, either:

     (a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Member’s Capital Account but shall not be treated as a Capital Contribution), or
     (b) the Company shall reduce distributions which would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (and, notwithstanding Section 3.1, the amount withheld shall not be treated as a Capital Contribution).
     14.11 Power of Attorney. Each of the undersigned Members does hereby constitute and appoint each Manager and liquidator with full power to act without the others (subject to the provisions of ARTICLE VI hereof), as such Member’s true and lawful representative and attorney in-fact, in such Member’s name, place and stead, to make, execute, sign, acknowledge and deliver or file in such form and substance as is approved by the Board (a) all instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, or to qualify or continue the qualification of the Company in the State of Delaware and in all jurisdictions in which the Company may conduct business or own property, and any amendment to, modification to, restatement of or cancellation of any such instrument, document or certificate, and (b) all conveyances and other instruments, documents and certificates which may be required to effectuate the dissolution and termination of the Company approved in accordance with the terms of this Agreement. The powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive the death, disability, incompetency, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of such Member’s Units, and shall extend to such Member’s heirs, successors, assigns, and personal representatives.
     14.12 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (i) all of the provisions hereof (including, without limitation, the restrictions on Transfer set forth in ARTICLE XI) and (ii) all of the provisions of the Certificate.
     14.13 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature page) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
     14.14 Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
*  *  *  *

     IN WITNESS WHEREOF, following adoption of this Agreement by the Managers, the Members have executed this Agreement as of the date first set forth above.

MEMBERS H.I.G. STAFFING 2007, LTD.
By:	/s/ John Black
	Name:	John Black
Its: Manager

/s/ Michael Willis
Michael Willis

ALARIAN ASSOCIATES, INC.
By:	/s/ Pauli Overdorff
	Name:	Pauli Overdorff
Its: President

COMPANY
DELSTAFF, LLC
By:	/s/ Michael Phillips
	Name:	Michael Phillips
Its: Manager

(2/28/07) SCHEDULE A

		Capital	Class B	Class C	Total Capital
Members (name and address)	Class A Units	Contribution	Units	Units	Contribution
H.I.G. Staffing 2007, Ltd.	8,464,338.40	8,464,338.40	—	—	$8,464,338.40
811 Boylston Avenue,
11th Floor
Boston, MA 02116
Telecopy: (617) 262-1505
Attn: John Black
Michael Phillips

Michael Willis	423,216.92	$423,216.92	10	—	$423,216.92
1400 Post Oak Boulevard
Suite 200
Houston, Texas 77056

Alarian Associates, Inc.	—	—	—	10	—
425 East 58th Street
New York, NY 10022

TOTALS:

A-1

SCHEDULE B
Willis Carry Percentage Terms
     1. If a lender of the Company acquires Class A Units and permits Willis to have an equivalent carried interest on such lender’s Class A Units, then Willis Carry Percentage shall be reduced to such percentage that will allow him to receive the same amount of Distributions resulting from the Willis Carry Percentage of the Distributions to HIG’s Class A Units as in effect before such lender acquired Class A Units.
     2. If an Employment Event occurs and if Willis is granted options to acquire shares of common stock of WSTF on or before 12 months following the consummation of the Acquisition on account of his employment with WSTF, and such options provide for vesting in a substantially similar manner as are applicable to the Class B Shares as provided in the Executive Securities Agreement, then the initial Willis Carry Percentage will be reduced by a percentage, which percentage reduction shall be calculated as follows:
     A = (B/C) x D
     Where:
     A equals the percentage reduction to the initial Willis Carry Percentage;
     B equals the number of shares of common stock of WSTF for which Willis is granted the stock options on or before 12 months following the consummation of the Acquisition on account of his employment with WSTF;
     C equals the number of shares of common stock of WSTF deemed to be owned by Willis pursuant to the Willis Carry Percentage, determined as if the Class B Shares are fully vested and Willis owned outright a number of the shares of WSTF equal to the amount of shares of WSTF owned by the Company multiplied by the percentage to which Distributions would be made to Willis as the holder of Class B Shares under Section 5.2.4; and
     D equals 0.7, provided that such 0.7 factor will be multiplied by (1 minus X), where X equals 0.05 for each $0.25 increment by which the option exercise price associated with such option share exceeds $5.50 per share (as such price is adjusted for stock splits, dividends and like events).
     Such percentage reduction shall serve to reduce the applicable Willis Carry Percentage (9.5%) so that, as provided in the Agreement, the applicable Willis Carry Percentage (if unchanged from the initial Willis Carry Percentage) shall be increased by 5 percentage points (e.g., from 9.5% to 14.5%) if either HIG has achieved a 70% IRR after February 28, 2010 or received Distributions equal to at least five times its aggregate Capital Contributions prior to February 28, 2010 with respect to Distributions thereafter.

A-2